UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under §240.14a-12

Biora Therapeutics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIORA THERAPEUTICS, INC.

4330 La Jolla Village Drive, Suite 300, San Diego, CA 92122

NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2022

To the Stockholders of Biora Therapeutics:

Biora Therapeutics, Inc. (the “Company”) will hold its 2022 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 15, 2022, at 11:00 a.m. Pacific Time. The Annual Meeting will be a virtual meeting conducted exclusively online via live audio webcast at www.virtualshareholdermeeting.com/BIORA2022. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

(1)	To elect the seven director nominees named in the Proxy Statement to serve until the 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

(3)	To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed April 21, 2022 as the record date. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Instructions for accessing the virtual Annual Meeting are provided in the Proxy Statement. In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the meeting chair or secretary will convene the meeting at 12:00 noon Pacific Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair or secretary. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at the address set forth on the first page of the Proxy Statement.

By Order of the Board of Directors,

/s/ Adi Mohanty

Adi Mohanty Chief Executive Officer and Director

San Diego, California

April 28, 2022

Whether or not you expect to participate in the virtual Annual Meeting, please vote as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

LEGAL MATTERS

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to Be Held on June 15, 2022. The Proxy Statement and Annual Report for the year ended December 31, 2021 are available at www.proxyvote.com.

Forward-Looking Statements. The Proxy Statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical facts included in the Proxy Statement are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in the Proxy Statement. Such risks, uncertainties and other factors include those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and other subsequent documents we file with the SEC. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Website References. Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.

Use of Trademarks. Biora Therapeutics is the trademark of Biora Therapeutics, Inc. Other names and brands may be claimed as the property of others.

BIORA THERAPEUTICS, INC.

4330 La Jolla Village Drive, Suite 300, San Diego, CA 92122

Corporate Website: https://investors.progenity.com (current), https://bioratherapeutics.com (beginning mid-May)

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

What Is the Purpose of These Proxy Materials?

We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Biora Therapeutics, Inc. (“we,” “us,” “our” or the “Company”) for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 15, 2022 at 11:00 a.m. Pacific Time, or at any other time following adjournment or postponement thereof. You are invited to participate in the Annual Meeting and to vote on the proposals described in this Proxy Statement. The proxy materials are first being made available to our stockholders on or about April 28, 2022.

Why Did I Receive a Notice of Internet Availability?

Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing the proxy materials to our stockholders primarily via the Internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.

Why Are We Holding a Virtual Annual Meeting?

We have adopted a virtual meeting format for the Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this expands stockholder access, improves communications and lowers our costs while reducing the environmental impact of the meeting. Utilizing a virtual meeting format also helps to protect our stockholders and employees in light of the public health and safety considerations posed by the ongoing coronavirus (COVID-19) pandemic. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

Who Can Vote?

Only stockholders of record at the close of business on April 21, 2022 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote on the proposals described in this Proxy Statement. At the close of business on the Record Date, 184,198,929 shares of our common stock were issued and outstanding.

What Is the Difference between Holding Shares as a Registered Stockholder and as a Beneficial Owner?

Registered Stockholder: Shares Registered in Your Name

If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered to be, with respect to those shares of common stock, the registered stockholder, and these proxy materials are being sent directly to you by us.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary or custodian.

How Can I Participate in the Virtual Annual Meeting?

Stockholders of record as of the close of business on the record date are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote, ask questions and view the list of registered stockholders as of the record date during the meeting, stockholders of record should go to the meeting website at www.virtualshareholdermeeting.com/BIORA2022, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.

We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

The meeting webcast will begin promptly at 11:00 a.m. Pacific Time. Online check-in will begin approximately 15 minutes before then, and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the number listed on the meeting website for technical support. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.

What Am I Voting on?

The proposals to be voted on at the Annual Meeting are as follows:

(1)	Election of the seven director nominees to serve until the 2023 Annual Meeting of Stockholders (“Proposal 1”); and

(2)	Ratification of the selection of KPMG LLP as the Company’s independent auditor for 2022 (“Proposal 2”).

How Does the Board Recommend That I Vote?

The Board recommends that you vote your shares “FOR” each director nominee in Proposal 1 and “FOR” Proposal 2.

What If Another Matter Is Properly Brought before the Annual Meeting?

As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.

How Many Votes Do I Have?

Each share of common stock is entitled to one vote on each proposal to be voted on at the Annual Meeting.

What Does It Mean If I Receive More Than One Set of Proxy Materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares are voted.

How Do I Vote?

Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote as early as possible in advance so that your vote will be counted if you later decide not to, or are unable to, virtually attend the Annual Meeting.

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or by proxy in advance of the Annual Meeting by Internet (at www.proxyvote.com) or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card or by telephone (at 800-690-6903).

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or you may direct your broker, fiduciary or custodian how to vote in advance of the Annual Meeting by following the instructions they provide.

What Happens If I Do Not Vote?

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder and do not vote in one of the ways described above, your shares will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine” (which we expect includes Proposal 2). Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals (which we expect includes Proposal 1), which we refer to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary or custodian how to vote your shares on all proposals to ensure that your vote is counted.

What If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?

Registered Stockholder: Shares Registered in Your Name

The shares represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card. However, if you are the registered stockholder and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board. Your shares will be counted toward the quorum requirement.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and sign and return your voting instruction form without giving specific instructions, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.

Can I Change My Vote after I Submit My Proxy?

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:

(1)	You may complete and submit a new proxy card, but it must bear a later date than the original proxy card;

(2)	You may submit new proxy instructions via telephone or the Internet;

(3)	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at the address set forth on the first page of this Proxy Statement; or

(4)	You may vote by attending the Annual Meeting virtually. However, your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

Your last submitted vote is the one that will be counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you must follow the instructions you receive from your broker, fiduciary or custodian with respect to changing your vote.

What Is the Quorum Requirement?

The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting must be present at the Annual Meeting, either virtually or represented by proxy, to constitute a quorum. A quorum is required to transact business at the Annual Meeting.

Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary or custodian) or if you attend the Annual Meeting virtually and vote. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares of common stock virtually present at the Annual Meeting, either personally or by proxy, may adjourn the Annual Meeting to another time or date.

How Many Votes Are Required to Approve Each Proposal and How Are Votes Counted?

Votes will be counted by Broadridge Financial Solutions, the Inspector of Elections appointed for the Annual Meeting.

Proposal 1: Election of Directors

A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” his or her election. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Broker non-votes and votes that are withheld will not be counted as votes cast on the matter and will have no effect on the outcome of the election. Stockholders do not have cumulative voting rights for the election of directors.

Proposal 2: Ratification of Independent Auditor Selection

The affirmative vote of a majority of shares of common stock present or represented at the Annual Meeting is required for the ratification of the appointment of KPMG LLP as our independent auditor. Abstentions will have the same effect as a vote “AGAINST” the matter. Broker non-votes, if any, will have no effect on the outcome of the matter.

Who Is Paying for This Proxy Solicitation?

We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing and mailing of the proxy materials. We may also reimburse brokers, fiduciaries or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.”

Our employees, officers and directors may solicit proxies in person or via telephone or the Internet. We will not pay additional compensation for any of these services.

How Can I Find out the Voting Results?

We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board has fixed the number of directors constituting the Board at seven. At the Annual Meeting, the stockholders will vote to elect the seven director nominees named in this Proxy Statement to serve until the 2023 Annual Meeting of Stockholders, in all cases until their successors have been duly elected and qualified or until their earlier resignation or removal. Our Board has nominated each of Adi Mohanty, Jeffrey D. Alter, Jeffrey A. Ferrell, Jill Howe, Brian L. Kotzin, M.D., Lynne Powell and Surbhi Sarna for election to our Board. Each of them was most recently elected by stockholders at the 2021 Annual Meeting, except for Mr. Mohanty, who was appointed to the Board in November 2021, and Mses. Howe and Sarna who were appointed to the Board in November 2021 and July 2021, respectively, and who were recommended to the Nominating Committee by a third-party search firm and an executive officer, respectively.

Our director nominees have indicated that they are willing and able to serve as directors. However, if any of them becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as shall be designated by our Board, or the Board may decrease the size of the Board.

Mr. John T. Bigalke left the Board in June 2021 and Dr. Samuel R. Nussbaum passed away in September 2021. Dr. Harry Stylli resigned as our Chief Executive Officer and Chairman of the Board in September 2021.

Information Regarding Director Nominees

Biographical and other information regarding our director nominees, including the primary skills and experiences considered by our Nominating/Corporate Governance Committee (the “Nominating Committee”) in determining to recommend them as nominees, is set forth below.

Name	Age (as of April 28)	Position
Adi Mohanty	55	Chief Executive Officer and Director
Jeffrey D. Alter(1)(3)	59	Chairman of the Board
Jeffrey A. Ferrell(2)(3)	47	Director
Jill Howe(1)(3)	46	Director
Brian L. Kotzin, M.D.(2)(4)	73	Director
Lynne Powell(1)(4)	55	Director
Surbhi Sarna(2)(4)	36	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee
(4)	Member of the Science Committee

Adi Mohanty. Mr. Mohanty has served as our Chief Executive Officer and a member of our Board since November 2021. Prior to joining the Company, Mr. Mohanty founded EnCellX, Inc., a functional cell selection company, and he served as its Chief Executive Officer from December 2019 to November 2021. From 2014 to September 2018, he served as Chief Executive Officer, President and a member of the board of directors of BioTime (now Lineage Cell Therapeutics, Inc. (NYSE: LCTX)), a biotechnology company. Prior to BioTime, Mr. Mohanty served in various leadership roles at Transkaryotic Therapies, Inc., a biopharmaceutical company, and then at Shire PLC following its acquisition of Transkaryotic Therapies. Mr. Mohanty held several executive positions at Shire spanning global technical operations, product development and commercial operations. He was responsible for a global franchise in rare diseases with over $600 million in sales and operations in over 50 countries. His most recent role at Shire was as President of Regenerative Medicine, a full vertically integrated business unit of Shire with commercial and clinical products. Earlier in his career, Mr. Mohanty held a variety of management positions in the bioscience division of Baxter International Inc. (NYSE: BAX), a healthcare company. Mr. Mohanty previously served on the board of directors of Oncocyte Corp. (Nasdaq: OCX), a molecular diagnostics company, from 2015 to 2020 and Asterias Biotherapeutics, Inc., a cell therapy company, from 2015 to 2018. Mr. Mohanty earned his M.S. in Chemical Engineering from Clarkson University and his M.B.A. from Saint Mary’s College, California.

We believe Mr. Mohanty is qualified to serve on our Board because of his extensive leadership experience in the biotechnology industry.

Jeffrey D. Alter. Mr. Alter has served as a member of our Board since January 2019 and as the Chairman of our Board since November 2021. Mr. Alter has served as the Chief Executive Officer and as a member of the board of directors of Summit Health, a healthcare network, since October 2021. Prior to joining Summit Health, Mr. Alter served as the Executive Vice President of IngenioRX and Anthem Health Solutions, at Anthem, Inc. (NYSE: ANTM), a health benefits company, from September 2020 to October 2021. From July 2018 to September 2020, Mr. Alter served as President of Arcturus One Consulting, LLC, a consulting company. From 2004 to June 2018, he served in various executive leadership positions at UnitedHealthcare Inc., a health plan business, including as Chief Executive Officer of its commercial group from 2014 to June 2018, as Chief Executive Officer of its employer and individual business from 2011 to 2014, as Chief Executive Officer of the Northeast Region from 2008 to 2011, as Chief Operating Officer from 2005 to 2008 and as Chief Financial Officer of the Northeast Region from 2004 to 2005. Mr. Alter earned both his B.S. in Marketing and his M.B.A. in Finance from Saint John’s University, New York.

We believe Mr. Alter is qualified to serve on our Board because of his extensive leadership experience in the healthcare industry and finance experience.

Jeffrey A. Ferrell. Mr. Ferrell has served as a member of our Board since June 2014. Mr. Ferrell has served as the Managing Partner of Athyrium Capital Management, LP, a life sciences focused investment and advisory company, since 2008. Prior to Athyrium Capital, Mr. Ferrell served in a number of roles at Lehman Brothers Holdings Inc., a former financial services firm, including as Senior Vice President from 2005 to 2008 and as Vice President in its private equity division from 2002 to 2005. From 1997 to 2001, Mr. Ferrell served as a principal at Schroder Ventures Life Sciences, a healthcare fund. Mr. Ferrell previously served as a director of Lpath, Inc., a biotechnology company, from 2007 to 2016. Mr. Ferrell earned his A.B. in Biochemical Sciences from Harvard University.

We believe Mr. Ferrell is qualified to serve on our Board because of his extensive experience investing in and guiding early stage life sciences companies.

Jill Howe. Ms. Howe has served as a member of our Board since November 2021. Ms. Howe has served as the Chief Financial Officer of DTx Pharma, Inc., a biotechnology company, since June 2021. Prior to joining DTx Pharma, Ms. Howe served as Treasurer and Vice President of Finance at Gossamer Bio, Inc. (Nasdaq: GOSS), a clinical-stage biopharmaceutical company, from January 2018 to June 2021, where she was the internal project lead for the company’s initial public offering, follow-on offering and debt offerings, and oversaw finance for 18 subsidiaries across the U.S. and Ireland. Prior to Gossamer Bio, she served as Controller of Amplyx Pharmaceuticals, Inc., a biopharmaceutical company, from 2016 to December 2017. She previously held positions, including as Controller and Director of Finance, at Receptos, Inc., a biotechnology company, and at Somaxon Pharmaceuticals, Inc., a specialty pharmaceutical company. Ms. Howe has served on the board of directors at Codagenix, Inc., a clinical stage synthetic biology company, and at MUSC Foundation for Research Development since 2021. Ms. Howe earned a B.S. in Accountancy from San Diego State University.

We believe Ms. Howe is qualified to serve on our Board because of her financial expertise in the biotechnology industry.

Brian L. Kotzin, M.D. Dr. Kotzin has served as a member of our Board since June 2019. Dr. Kotzin has served as Senior Vice President of Clinical Development and Head of Immunology at Nektar Therapeutics

(Nasdaq: NKTR), a biopharmaceutical company, since October 2021, and has previously held various other leadership positions at Nektar, including as Chief Medical Officer and Head of Clinical Development from January 2021 to September 2021 and as Senior Vice President of Clinical Development since April 2017. Prior to Nektar, from 2004 to 2015, Dr. Kotzin served as Vice President of Global Clinical Development and Head of the Inflammation Therapeutic Area at Amgen Inc. (Nasdaq: AMGN), a biopharmaceutical company. During his employment at Amgen, he also served as Vice President of Translational Sciences and Head of Medical Sciences from 2006 to 2011. From 1981 to 2004, Dr. Kotzin served as a faculty member in the Division of Rheumatology of the Department of Medicine and Department of Immunology at the University of Colorado Health Sciences Center in Denver, Colorado. During this time, he also served as Head of Clinical Immunology in the Department of Medicine and as director of the Autoimmunity Center of Excellence from 1998 to 2004. Dr. Kotzin has been elected as a Master of the American College of Rheumatology and is an elected Member of the American Society of Clinical Investigation and the Association of American Physicians. He has served as a member of the board of directors of Kyverna Therapeutics, Inc., a cell therapy company, since 2019 and Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL), a biotechnology company, since 2017. Dr. Kotzin previously served as a member of the board of directors of Vera Therapeutics, Inc. (Nasdaq: VERA), a clinical stage biotechnology company, in 2020. Dr. Kotzin earned his M.D. from Stanford University and his B.S. in Mathematics from the University of Southern California.

We believe Dr. Kotzin is qualified to serve on our Board because of his extensive academic research experience in immunology and experience as a senior executive and board member for life sciences companies.

Lynne Powell. Ms. Powell has served as a member of our Board since February 2019. Since September 2019 and October 2019, Ms. Powell has served as Chief Executive Officer and as a member of the board of directors, respectively, of Tavanta Therapeutics (formerly known as Druggability Technologies Holdings Ltd prior to a reorganization), a specialty pharmaceutical company. Prior to joining Tavanta, Ms. Powell served as Senior Vice President and Chief Commercial Officer of BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX), a biotherapeutics company, from 2015 to July 2019. From 2010 to 2014, Ms. Powell served as Senior Vice President of North American Commercial Operations at CSL Behring, a biotherapeutics company. She earned her B.S. in Applied Biology, Pharmacology & Toxicology from the University of East London and her M.B.A. from Monash University (Australia) and Warwick University (UK).

We believe Ms. Powell is qualified to serve on our Board because of her extensive experience as a senior executive and board member in the pharmaceutical industry.

Surbhi Sarna. Ms. Sarna has served as a member of our Board since July 2021. Ms. Sarna has served as Group Partner of Y Combinator, a startup accelerator, since October 2021. From September 2020 to October 2021, Ms. Sarna served as a Visiting Partner of Y Combinator. Prior to her time at Y Combinator, Ms. Sarna founded nVision Medical, a healthcare company focused on the early detection of ovarian cancer, and served as its Chief Executive Officer from 2012 to 2018. Following the acquisition of nVision Medical by Boston Scientific Corp. (NYSE: BSX) in 2018, Surbhi led the commercial effort of the nVision technology at Boston Scientific until 2020. Prior to her founding of nVision, Ms. Sarna held a variety of roles in the healthcare industry, including roles at BioCardia, Inc. (Nasdaq: BCDA), a biotechnology company, and Abbott Vascular Inc., a medical devices company. In addition, Ms. Sarna has served on the board of directors of Penumbra, Inc. (NYSE: PEN), a medical device company, since 2019. Ms. Sarna also sits on the board of directors of non-profit organizations, including Astia and the Harker School, as well as privately-held companies, AOA Diagnostics and YourChoice Therapeutics. Ms. Sarna earned her B.A. from the University of California, Berkeley.

We believe Ms. Sarna is qualified to serve on our Board because of her extensive leadership and board experience in the healthcare industry and her work with early stage companies.

Board Recommendation

The Board recommends a vote “FOR” the election of each of the director nominees set forth above.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR SELECTION

Our Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2022. In this Proposal 2 we are asking stockholders to vote to ratify this selection. Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of KPMG as the Company’s independent auditor is not required by law or our bylaws. However, we are seeking stockholder ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the committee will reconsider its selection. Even if the selection is ratified, the committee, in its discretion, may direct the selection of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

KPMG has served as our independent auditor since 2011. The following table summarizes the audit fees billed and expected to be billed by KPMG for the indicated fiscal years and the fees billed by KPMG for all other services rendered during the indicated fiscal years. All services associated with such fees were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
Fee Category	2021	2020
Audit Fees(1)	$2,240,000	$2,320,649
Audit-Related Fees(2)	—	—
Tax Fees(3)	578,013	700,752
All Other Fees(4)	—	—

Total Fees	$2,818,013	$3,021,401

(1)

Consists of aggregate fees billed for professional services related to the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and professional consultations with respect to accounting matters. Also includes services provided in connection with SEC filings, including consents and comment and comfort letters. In 2020, professional services also included fees for our initial public offering of $670,649. In 2021, professional services also included fees for the standalone audit of our former subsidiary, Mattison Pathology, of $200,000.

(2)	Consists of fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.
(3)	Consists of fees for professional services for tax compliance, tax advice and tax planning.
(4)	Consists of fees for all other services.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted procedures requiring the pre-approval of all audit and non-audit services performed by our independent auditor in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the committee for each engagement of our auditor to perform other audit-related or other non-audit services. The committee does not delegate its responsibility to approve services performed by our auditor to any member of management. The committee has delegated authority to the committee chair to pre-approve any audit or non-audit service to be provided to us by our auditor provided that the fees for such services do not exceed $100,000. Any approval of services by the committee chair pursuant to this delegated authority must be reported to the committee at its next regularly scheduled meeting.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2021 with the Company’s management and with KPMG, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from KPMG pursuant to applicable PCAOB requirements regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG its independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

This report is provided by the following directors, who serve on the Audit Committee:

Jill Howe (Chair)

Jeffrey D. Alter

Lynne Powell

Board Recommendation

The Board recommends a vote “FOR” the ratification of the selection of KPMG to serve as our independent auditor.

CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board. Our Board has adopted a set of Principles of Corporate Governance as a framework for the governance of the Company, which is posted on our website at the address set forth on the first page of this Proxy Statement, under “Governance.”

Board Composition

Director Nomination Process

The Nominating Committee is responsible for, among other things, overseeing succession planning for directors and building a qualified board to oversee management’s execution of the Company’s strategy and safeguard the long-term interests of stockholders. In this regard, the committee is charged with developing and recommending Board membership criteria to the Board for approval, evaluating the composition of the Board annually to assess the skills and experience that are currently represented on the Board and the skills and experience that the Board may find valuable in the future, and identifying, evaluating and recommending potential director candidates.

In identifying potential candidates for Board membership, the Nominating Committee considers recommendations from directors, stockholders, management and others, including, from time to time, third-party search firms, which it engaged in 2021, to assist it in locating qualified candidates. The committee does not distinguish between nominees recommended by stockholders and other nominee recommendations. Once potential director candidates are identified, the committee, with the assistance of management, undertakes a vetting process that considers each candidate’s background, independence and fit with the Board’s priorities. As part of this vetting process, the committee, as well as other members of the Board and the CEO, may conduct interviews with the candidates. If the committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it recommends the candidate to the full Board for appointment or nomination and to the stockholders for election at the annual meeting.

Criteria for Board Membership

In assessing potential candidates for Board membership and in assessing Board composition, the Nominating Committee considers a wide range of factors and generally seeks to balance the following skills, experiences and backgrounds on the Board:

•	Biotechnology Experience: experience within the biotechnology industry, particularly in therapeutics, devices and diagnostics.

•	Corporate Governance: experience, whether currently or in the past, serving on other public company boards of directors.

•	Diverse Background: contribution to the diversity of personal backgrounds on the Board, including with respect to gender, race/ethnicity and sexual orientation.

•	Finance & Accounting: experience or expertise in finance, accounting, investment analysis, financial reporting processes and capital markets.

•	Sales & Marketing: experience overseeing and/or driving product sales, marketing and commercialization, particularly in therapeutics, devices and diagnostics.

•	Science & Research: scientific knowledge related to biotechnology and life sciences (e.g., biology, chemistry, medicine) and experience in related research and clinical development.

•	Senior Leadership: experience serving in a leadership role of an organization, including driving strategy execution, organizational growth and managing human capital.

In addition, the committee generally believes it is important for all Board members to possess the highest personal and professional ethics, integrity and values, an inquisitive and objective perspective, a sense for priorities and balance, the ability and willingness to devote sufficient time and attention to Board matters, and a willingness to represent the long-term interests of all our stockholders.

Board Diversity

In addition to the factors discussed above, the Board and the Nominating Committee actively seek to achieve a diversity of occupational and personal backgrounds on the Board. The Nominating Committee considers a potential director candidate’s ability to contribute to the diversity of personal backgrounds on the Board, including with respect to gender, race, ethnic and national background, geography, age and sexual orientation. The Nominating Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board. In this regard, our current Board of 7 directors includes 3 directors who self-identify as female (42%) and 2 directors who self-identify as racially/ethnically diverse (28%).

In accordance with Nasdaq’s recently adopted board diversity listing standards, we are disclosing aggregated statistical information about our Board’s self-identified gender and racial characteristics and LGBTQ+ status as voluntarily confirmed to us by each of our directors.

Board Diversity Matrix (as of April 28)
Total number of directors—7
Gender identity:	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	4	—	—
Number of directors who identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	—

Stockholder Recommendations for Directors

It is the Nominating Committee’s policy to consider written recommendations from stockholders for nominees for director. The committee considers nominees recommended by our stockholders in the same manner as a nominee recommended by our Board members or management. Any such recommendations should be submitted to the committee as described in the section titled “Stockholder Communications” below and should include the following information: (i) all information about the nominee that is required to be disclosed pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such nominee’s written consent to being named in the proxy statement as a director nominee and to serving as a director, if elected); (ii) such person’s written consent to serving as a director, if elected, for the full term for which such person is standing for election; (iii) the name(s) and address(es) for each stockholder of record and beneficial owner of shares of common stock held in “street name” making the nomination and the number of shares of common stock that are owned beneficially and of record by each such stockholder and beneficial owner of shares of common stock held in “street name;” and (iv) such stockholder’s representation that he or she (or a qualified representative) intends to appear at the meeting to make such nomination.

Board Leadership Structure

Jeffrey D. Alter serves as our independent Chairman of the Board while Adi Mohanty serves as our Chief Executive Officer. Our Principles of Corporate Governance provide our Board with the flexibility to combine or separate the positions of Chairman and CEO. Currently, the Board believes that the roles of Chairman and CEO should be separate and that the Chairman should be an independent director as this structure enables our independent Chairman to oversee corporate governance matters and our CEO to focus on leading the Company’s business. At any time when the Chairman is not independent, the independent members of the Board may, upon the recommendation of the Nominating Committee, designate a non-management director to serve as the lead external director, or lead independent director if such external director is an independent director.

The independent directors have the opportunity to meet in executive session without management present at every regular Board meeting and at such other times as may be determined by the Chairman. The purpose of these executive sessions is to encourage and enhance communication among independent directors.

The Board believes that its programs for overseeing risk, as described in the “Board Risk Oversight” section below, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

Director Independence

Nasdaq listing rules require a majority of a listed company’s board of directors to be comprised of independent directors who, in the opinion of the board of directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria under the Exchange Act.

Our Board undertook a review of its composition and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including the beneficial ownership of our capital stock by each non-employee director, our Board has determined that Messrs. Alter and Ferrell, Dr. Kotzin and Mses. Howe, Powell and Sarna qualify as “independent directors” as defined by the Nasdaq listing rules. Mr. Mohanty is not deemed to be independent under Nasdaq listing rules by virtue of his employment with the Company. Former directors Mr. Bigalke and Dr. Nussbaum were independent during the period they served on the Board. Former director Dr. Stylli was not independent during the period he served on the Board by virtue of his employment with the Company.

Our Board also determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfy the independence standards for audit committees and compensation committees, as applicable, established by the SEC and Nasdaq listing rules.

Board Committees

Our Board has a separately designated Audit Committee, Compensation Committee, Nominating Committee and Science Committee, each of which is comprised solely of independent directors with the membership and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees is empowered to retain outside advisors as it deems appropriate, regularly reports its activities to the full Board and has a written charter. The charters of the Audit

Committee, Compensation Committee and Nominating Committee are posted on our website at the address set forth on the first page of this Proxy Statement, under “Governance.”

Name	Audit Committee	Compensation Committee	Nominating Committee	Science Committee
Adi Mohanty
Jeffrey D. Alter	X		X
Jeffrey A. Ferrell		X	Chair
Jill Howe	Chair		X
Brian L. Kotzin, M.D.		Chair		Chair
Lynne Powell	X			X
Surbhi Sarna		X		X
# of Meetings in 2021	7	4	5	3

Audit Committee. The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of the Company and its subsidiaries, including the audits of the Company’s financial statements, the integrity of the financial statements and the annual review of the performance, effectiveness and independence of the outside auditor. This includes reviewing the financial information provided to stockholders and others and the adequacy and effectiveness of the Company’s internal controls. The committee also makes recommendations to the Board as to whether financial statements should be included in the Company’s Annual Report on Form 10-K.

Ms. Howe qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC, and all members of the Audit Committee are “financially literate” under Nasdaq listing rules.

Compensation Committee. The primary responsibilities of our Compensation Committee are to periodically review and approve the compensation and other benefits for our senior officers and directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our senior officers, evaluating the performance of these officers in light of the goals and objectives and setting the officers’ compensation based on those evaluations. The committee also administers and makes recommendations to the Board regarding equity incentive plans that are subject to the Board’s approval and approves the grant of equity awards under the plans.

The Compensation Committee may delegate its authority to one or more subcommittees or to one member of the committee. The committee may also delegate authority to review and approve the compensation of our employees to certain of our executive officers. Even where the committee does not delegate authority, our executive officers will typically make recommendations to the committee regarding compensation to be paid to our employees and the size of equity awards under our equity incentive plans, but will not be present during voting or deliberations on their own compensation. The committee has the authority to engage outside advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The committee engaged Compensia, Inc. in 2021 to provide advice regarding the amount and form of executive and director compensation.

Nominating Committee. The primary responsibilities of our Nominating Committee are to engage in succession planning for the Board, develop and recommend to the Board criteria for identifying and evaluating qualified director candidates, and make recommendations to the Board regarding candidates for election or reelection to the Board at each annual stockholders’ meeting. In addition, the committee is responsible for overseeing our corporate governance practices and making recommendations to the Board concerning corporate governance matters. The committee is also responsible for making recommendations to the Board concerning the structure, composition and functioning of the Board and its committees.

Science Committee. The primary responsibilities of our Science Committee are to assist our Board in ensuring that our research and development function is optimized to support our strategic goals, and to review and monitor the science, technology, processes, procedures and infrastructure underlying our major discovery and development programs.

Board Risk Oversight

We believe that risk management is an important part of establishing and executing on the Company’s business strategy. Our Board, as a whole and at the committee level, focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. The committees oversee specific risks within their purview, as follows:

•

The Audit Committee has overall responsibility for overseeing the Company’s practices with respect to risk assessment and management. Additionally, the committee is responsible for overseeing management of risks related to our accounting and financial reporting processes.

•	The Compensation Committee is responsible for overseeing management of risks related to our compensation policies and programs.

•	The Nominating Committee is responsible for overseeing management of risks related to director succession planning and our corporate governance.

•	The Science Committee is responsible for overseeing management of risks relating to our research and development programs.

Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

Other Corporate Governance Practices and Policies

Director Attendance

The Board met 17 times during the year ended December 31, 2021. During 2021, each current member of the Board attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was on the Board or committee.

Directors are encouraged to attend the annual meeting of stockholders. Two directors then serving on the Board attended the 2021 Annual Meeting of Stockholders.

Stockholder Communications

Stockholders and other interested parties may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. These communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

To enable the Company to speak with a single voice, as a general matter, senior management serves as the primary spokesperson for the Company and is responsible for communicating with various constituencies, including stockholders, on behalf of the Company. Directors may participate in discussions with stockholders and other constituencies on issues where Board-level involvement is appropriate. In addition, the Board is kept informed by senior management of the Company’s stockholder engagement efforts.

Code of Conduct

Our Board has adopted a Code of Business Conduct and Ethics that establishes the standards of ethical conduct applicable to all our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. It addresses, among other matters, compliance with laws and policies, conflicts of interest, corporate opportunities, regulatory reporting, external communications, confidentiality requirements, insider trading, proper use of assets and how to report compliance concerns. A copy of the code is available on our website at the address set forth on the first page of this Proxy Statement, under “Governance.” We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable rules. Our Board is responsible for applying and interpreting the code in situations where questions are presented to it.

Anti-Hedging Policy

We have a policy that prohibits our employees, officers, directors and consultants from engaging in (a) short-term trading; (b) short sales; (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions.

Compensation Committee Interlocks

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Director Compensation

Outside Director Compensation Policy

We adopted a policy for compensating our non-employee directors with a combination of cash and equity, with such equity awards being subject to the terms and conditions of our 2018 Equity Incentive Plan (the “2018 Plan”) and the Restricted Stock Unit Agreement and Stock Option Agreement thereunder and related forms of grant notices approved by the Board.

Cash Compensation. Each of our non-employee directors is eligible to receive a $50,000 ($90,000 for our Chairman, Jeffrey D. Alter) annual cash retainer for serving as a member of the Board as well as the following additional annual cash retainers for their committee service:

	Chair	Member
Audit Committee	$20,000	$8,000
Compensation Committee	15,000	6,000
Nominating Committee	10,000	5,000
Science Committee	15,000	6,000

Each annual cash retainer and additional annual fee is paid quarterly in advance on a prorated basis. In addition, we reimburse all of our directors for their reasonable out-of-pocket expenses, including travel, food and lodging, incurred by them in connection with attendance at Board and committee meetings.

Equity Compensation. New non-employee directors are entitled to receive an initial equity grant with a target grant date fair value of approximately $350,000, half of which is awarded in the form of restricted stock units (with the number of RSUs granted calculated based on a 30-day trailing average of our closing stock price) and half of which is awarded in the form of stock options. Subject to the director’s continued service, initial equity awards vest in equal annual installments over a four-year period following the date of grant. In addition, each non-employee director is entitled to receive an annual equity grant with a target value of approximately

$150,000, half of which is awarded in the form of restricted stock units (with the number of RSUs granted calculated based on a 30-day trailing average of our closing stock price), and half of which is awarded in the form of stock options. The amounts reported in the table below are the grant date fair values calculated in accordance with SEC rules, and thus do not correspond to the 30-day trailing target value that was used for purposes of determining the number of shares subject to the awards. The annual equity awards vest in full on the one-year anniversary of the date of grant subject to the director’s continued service through such date, or on the date of our next annual meeting, if earlier.

Fiscal Year 2021 Outside Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Jeffrey D. Alter	104,334	92,510	74,989	271,834
John T. Bigalke(2)	37,500	92,510	74,989	205,000
Jeffrey A. Ferrell(3)	—	—	—	—
Jill Howe	12,500	238,705	174,974	426,179
Brian L. Kotzin, M.D.	75,167	92,510	74,989	242,667
Samuel R. Nussbaum, M.D.(2)	51,500	92,510	74,989	219,000
Lynne Powell	64,000	92,510	74,989	231,500
Surbhi Sarna	27,000	205,067	175,000	407,067

(1)

Amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation—Stock Compensation”) of stock awards and stock options granted during the year. A description of the methodologies and assumptions we use to value equity awards and the manner in which we recognize the related expense are described in Note 12 to our consolidated financial statements, Stock-Based Compensation. These amounts may not correspond to the actual value eventually realized by each director because the value depends on the market value of our common stock at the time the award vests or is exercised. As of December 31, 2021, Mr. Alter held 33,179 restricted stock units and 80,712 stock options, Mr. Bigalke held no restricted stock units and no stock options, Mr. Ferrell held no restricted stock units and no stock options, Ms. Howe held 76,754 restricted stock units and 82,879 stock options, Dr. Kotzin held 34,510 restricted stock units and 80,712 stock options, Dr. Nussbaum held no restricted stock units and no stock options, Ms. Powell held 33,179 restricted stock units and 80,712 stock options and Ms. Sarna held 60,137 restricted stock units and 96,456 stock options.

(2)	Represents compensation received for the period during which Mr. Bigalke and Dr. Nussbaum served on our Board.
(3)	Mr. Ferrell elected not to receive any compensation from us for his services in 2021.

Directors who were also employees during 2021, such as Mr. Mohanty and Dr. Stylli, did not receive any compensation for their services as our directors. The compensation received by Mr. Mohanty for his services to us as our Chief Executive Officer and Dr. Stylli for his services to us as our former Chief Executive Officer are presented in the 2021 Summary Compensation Table below.

Indemnification Agreements

We have entered into indemnification agreements with our officers and directors. The indemnification agreements and our amended and restated bylaws require us to indemnify these individuals to the fullest extent permitted by Delaware law.

EXECUTIVE OFFICERS

Biographical and other information regarding our executive officers is set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age (as of April 28)	Position
Adi Mohanty(1)	55	Chief Executive Officer and Director
Eric d’Esparbes	54	Chief Financial Officer
Clarke Neumann	58	SVP, General Counsel and Secretary

(1)	For Mr. Mohanty’s biographical information, see “Information Regarding Director Nominees” above.

Eric d’Esparbes. Mr. d’Esparbes has served as our Chief Financial Officer since May 2019, and he served as our interim Chief Executive Officer from September 2021 to November 2021. From 2014 to August 2018, Mr. d’Esparbes served as Chief Financial Officer of Innoviva, Inc. (Nasdaq: INVA), a biotechnology company, where he was responsible for all aspects of the finance function including financial accounting, capital planning, audit, tax and investor relations. Mr. d’Esparbes also served as the interim Principal Executive Officer of Innoviva from February 2018 to June 2018. Prior to Innoviva, he served as Chief Financial Officer of Joule Unlimited, an energy company, from 2010 to 2014, Vice President of Finance of AEI, Inc., a global energy company, during 2010, Chief Financial Officer of AEI Asia Limited from 2007 to 2010 and Chief Financial Officer of Meiya Power Company (now CNG New Energy), an energy company, from 1999 to 2007. Mr. d’Esparbes earned his bachelor’s degree from Hautes Études Commercial in Montréal, Canada.

Clarke Neumann, J.D. Mr. Neumann has served as our General Counsel and Secretary since September 2014. Previously, Mr. Neumann served as Vice President, Associate General Counsel and Assistant Secretary of Sequenom, Inc., a molecular diagnostic testing and genetics analysis company, from 2012 to 2014, as Vice President, General Counsel and Assistant Secretary from 2001 to 2012 and as Corporate Counsel from 1999 to 2001. From 1993 to 1999, Mr. Neumann was an attorney at Lyon & Lyon, LLP, specializing in intellectual property litigation, strategic counseling, business litigation and transactional matters. Mr. Neumann earned his B.S. in Chemical Engineering from Pennsylvania State University and his J.D. from Loyola Law School, Los Angeles.

EXECUTIVE COMPENSATION

Our named executive officers (“NEOs”) for 2021, which consist of our principal executive officers during 2021, the next two most highly-compensated executives serving as of the last day of the fiscal year, and two additional executive officers who were not serving as of the last day of the fiscal year, are:

•	Adi Mohanty, our Chief Executive Officer, or CEO;

•	Dr. Harry Stylli, our former CEO and Chairman;

•	Eric d’Esparbes, our Chief Financial Officer and former interim CEO;

•	Clarke Neumann, our General Counsel;

•	Hutan Hashemi, our former Chief Compliance Officer;

•	Dr. Matthew Cooper, our former Chief Scientific Officer; and

•	Sami Shihabi, our former Chief Commercial Officer.

2021 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to our NEOs for 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Adi Mohanty	2021	63,462	4,999,999		4,998,955		—	2,985	10,065,401
Chief Executive Officer
Harry Stylli, Ph.D.	2021	419,039	783,908		1,522,244		—	188,935	2,914,125
Former Chief Executive Officer and Former Chairman of the Board	2020	395,000	2,333,660		3,020,843		—	3,819	5,753,322
Eric d’Esparbes	2021	471,635	420,733		555,478		130,000	17,670	1,595,516
Executive Vice President, Chief Financial Officer and Principal Financial Officer	2020	450,000	769,204	(3)	964,988	(3)	135,000	17,670	2,336,862
Clarke Neumann	2021	579,673	297,884		630,519		112,875	19,470	1,640,422
General Counsel
Hutan Hashemi	2021	356,500	39,195		63,627		46,500	12,384	518,206
Former Chief Compliance Officer
Matthew Cooper, Ph.D.	2021	527,252	274,369		628,218		62,622	12,681	1,505,142
Former Chief Scientific Officer(4)
Sami Shihabi	2021	401,448	313,563		583,099		—	173,299	1,471,409
Former Chief Commercial Officer

(1)

Amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718) of stock awards and stock options granted during the year. A description of the methodologies and assumptions we use to value equity awards and the manner in which we recognize the related expense are described in Note 12 to our consolidated financial statements, Stock-Based Compensation. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock at the time the award vests or is exercised.

(2)

Amounts shown in this column represent the value of life insurance premiums paid by the Company for each NEO, the value of 401(k) contributions made by the Company for all NEOs other than Dr. Stylli and Mr. Hashemi, and the value of severance benefits for Dr. Stylli and Mr. Shihabi.

(3)

In lieu of paying cash bonuses for the fiscal year ended December 31, 2019, on March 3, 2020, the Compensation Committee approved granting Mr. d’Esparbes 4,610 restricted stock units with a fair value on such date of $44,998 and 7,785 stock options with a fair value on such date of $49,184. The grant date for all awards was March 4, 2020. The stock options were fully vested as of the date of grant and the restricted stock units vested on the one-year anniversary of the date of grant. In accordance with applicable SEC rules, the grant date fair value of each award is included in the 2021 Summary Compensation Table as Stock Awards and Option Awards for fiscal year 2020.

(4)

Dr. Cooper served as Chief Scientific Officer until October 2021, at which time his title was changed to General Manager, Diagnostics. He ceased serving as an executive officer effective December 2, 2021 and left the Company effective April 8, 2022.

Outstanding Equity Awards at 2021 Fiscal-Year End Table

The following table sets forth information regarding outstanding equity awards as of December 31, 2021 for each of our NEOs.

	Option Awards						Stock	Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Adi Mohanty	11/8/2021	(1)	—	—	—	—	1,412,429	2,951,977
	11/8/2021	(1)	—	2,086,898	3.54	11/8/2031	—	—
Harry Stylli, Ph.D.	2/5/2020	(2)	189,259	—	9.76	2/5/2030	—	—
	4/15/2021	(2)	50,235	—	3.41	4/15/2031
Eric d’Esparbes	6/15/2019	(3)	—	—	—	—	7,103	14,845
	1/9/2020	(4)	17,750	10,656	9.88	1/9/2030	—	—
	1/15/2020	(5)	—	—	—	—	28,478	59,519
	1/15/2020	(5)	43,659	47,470	9.88	1/15/2030	—	—
	3/4/2020		7,785	—	9.76	3/4/2030	—	—
	8/15/2020	(6)	—	—	—	—	27,183	56,812
	8/15/2020	(6)	26,159	47,704	7.71	8/15/2030	—	—
	3/15/2021	(7)	—	67,953	4.73	3/15/2031	—	—
	4/15/2021	(8)	—	—	—	—	83,793	175,127
	4/15/2021	(8)	32,960	142,830	3.41	4/15/2031	—	—
Clarke Neumann	9/10/2014		25,898	—	6.49	9/10/2024	—	—
	2/1/2015		9,711	—	10.75	2/1/2025	—	—
	2/24/2016		9,711	—	12.54	2/24/2026	—	—
	2/22/2018	(9)	—	—	—	—	540	1,129
	4/15/2019	(10)	—	—	—	—	4,249	8,880
	1/9/2020	(4)	38,974	6,345	9.88	1/9/2030	—	—
	3/4/2020	(11)	—	—	—	—	10,876	22,731
	3/4/2020	(11)	15,950	18,850	9.76	3/4/2030	—	—
	3/4/2020		6,428	—	9.76	3/4/2030	—	—
	8/15/2020	(6)	—	—	—	—	15,401	32,188
	8/15/2020	(6)	14,915	27,199	7.71	8/15/2030	—	—
	3/15/2021	(7)	—	89,137	4.73	3/15/2031	—	—
	4/15/2021	(8)	—	—	—	—	87,356	182,574
	4/15/2021	(8)	34,361	148,904	3.41	4/15/2031	—	—

	Option Awards						Stock	Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Hutan Hashemi	6/15/2019	(3)	—	—	—	—	1,821	3,806
	1/9/2020	(4)	4,547	2,736	9.88	1/9/2030	—	—
	3/4/2020	(11)	—	—	—	—	506	1,058
	3/4/2020	(11)	742	876	9.76	3/4/2030	—	—
	3/4/2020		496	—	9.76	3/4/2030	—	—
	11/15/2020	(12)	—	—	—	—	5,289	11,054
	11/15/2020	(12)	5,442	13,219	4.47	11/15/2030	—	—
	3/15/2021	(7)	—	4,849	4.73	3/15/2031	—	—
	4/15/2021	(8)	—	—	—	—	11,494	24,022
	4/15/2021	(8)	4,521	19,593	3.41	4/15/2031	—	—
Matthew Cooper, Ph.D.	3/30/2015		36,419	—	10.75	3/30/2025	—	—
	2/24/2016		9,560	—	12.54	2/24/2026	—	—
	2/22/2018	(9)	—	—	—	—	675	1,411
	4/15/2019	(10)	—	—	—	—	3,896	8,143
	4/15/2019	(13)	—	—	—	—	11,128	23,258
	1/9/2020	(4)	44,271	5,903	9.88	1/9/2030	—	—
	1/9/2020	(13)	—	22,255	9.88	1/9/2030	—	—
	3/4/2020	(11)	—	—	—	—	10,117	21,145
	3/4/2020	(11)	14,837	17,535	9.76	3/4/2030	—	—
	3/4/2020		6,614	—	9.76	3/4/2030	—	—
	3/15/2021	(7)	—	98,991	4.73	3/15/2031	—	—
	4/15/2021	(8)	—	—	—	—	80,460	168,161
	4/15/2021	(8)	31,649	137,148	3.41	4/15/2031	—	—
Sami Shihabi	—		—	—	—	—	—	—

(1)

The restricted stock units granted on November 8, 2021 vest 25% on November 15, 2022 and thereafter in semi-annual installments beginning on May 15, 2023 and ending on November 15, 2025, and the stock options granted on November 8, 2021 vest over a four-year period, with 25% vesting on the one-year anniversary of the date of grant and then in equal monthly installments thereafter.

(2)	In connection with Dr. Stylli’s termination, he forfeited all unvested stock options.
(3)

These restricted stock units vest over a four-year period, with 25% vesting on the one-year anniversary of the date of grant and then in semi-annual installments beginning on February 15, 2021 and ending on August 15, 2023.

(4)

On January 9, 2020, our Board and stockholders approved the reduction of the exercise price of the stock options to $9.88 to reflect the current fair market value of our common stock on such date. The unvested portion of these stock options vest in equal monthly installments through June 15, 2023 for Messrs. d’Esparbes and Hashemi, through February 15, 2022 for Mr. Neumann and through March 15, 2023 for Dr. Cooper. In connection with Mr. Hashemi’s termination of employment, he forfeited all unvested equity awards.

(5)

25% of Mr. d’Esparbes’ restricted stock units granted on January 15, 2020 vested on February 15, 2021, with the remainder vesting in semi-annual installments beginning on August 15, 2021 and ending on February 15, 2024, and his stock options granted on such date vest over a four-year period, with 25% vesting on the one-year anniversary of the date of grant and then in equal monthly installments thereafter.

(6)

The restricted stock units granted on August 15, 2020 vested 25% on August 15, 2021, with the remainder vesting in semi-annual installments beginning on February 15, 2022 and ending on August, 15, 2024. The stock options granted on August 15, 2020 vest over a four-year period, in equal monthly installments ending on July 15, 2024.

(7)	The stock options granted on March 15, 2021 vested on March 15, 2022.
(8)

The restricted stock units granted on April 15, 2021 vest 25% on May 15, 2022 and thereafter in semi-annual installments beginning on November 15, 2022 and ending on May 15, 2025. The stock options granted on April 15, 2021 vest over a four-year period in equal monthly installments ending on March 15, 2025.

(9)	The restricted stock units granted on February 22, 2018 vested monthly through June 15, 2020 and thereafter in semi-annual installments beginning on February 15, 2021 and ending on August 15, 2022.
(10)	The restricted stock units granted on April 15, 2019 vested monthly through June 15, 2020 with the remainder vesting in semi-annual installments beginning February 21, 2021 and ending August 15, 2023.
(11)

The restricted stock units granted on March 4, 2020 vested 25% on May 15, 2021 and thereafter in semi-annual installments beginning on November 15, 2021 and ending on May 15, 2024. The stock options granted on March 4, 2020 vest over a four-year period in equal monthly installments ending on February 4, 2024.

(12)

The restricted stock units granted on November 15, 2020 vested 25% on November 15, 2021 and thereafter in semi-annual installments beginning on May 15, 2022 and ending on November 15, 2024. The stock options granted on November 15, 2020 vest over a four-year period in equal monthly installments ending on October 15, 2024.

(13)	The restricted stock units granted on April 15, 2019 fully vest on April 15, 2023. The stock options granted on April 15, 2019 and re-priced on January 9, 2020 fully vest on April, 15, 2023.

Employment Agreements

We do not have employment agreements with any of our NEOs at this time, but, in connection with Messrs. Mohanty’s, d’Esparbes’, Neumann’s, Hashemi’s and Shihabi’s and Dr. Cooper’s commencement of employment, we extended offer letters to each of them that provide for base salary, participation in benefit plans and eligibility to earn an annual bonus. In addition, the offer letters provided for the grant of stock options and, in some cases, restricted stock units, to each NEO, which are reflected in the Outstanding Equity Awards at 2021 Fiscal-Year End Table above. The offer letters also included a brief protection of confidential information commitment and related representations.

Base Salary

At the beginning of the fiscal year, in light of Dr. Stylli’s historically low compensation as compared to similarly situated executives at our peer companies, in consultation with its compensation consultant and in consideration of relevant market data, the Compensation Committee recommended to the independent members of the Board increasing Dr. Stylli’s base salary to $600,000 and, as described below, approving his participation in the annual bonus program with a target bonus opportunity equal to 50% of base salary to bring him closer to the 25th percentile of our peers. The independent members of the Board approved these changes. The Compensation Committee also approved ordinary course increases in base salary for each of Messrs. d’Esparbes, Neumann and Shihabi and Dr. Cooper equal to 5%, 5%, 4% and 4%, respectively. In addition, in connection with the commencement of Mr. Mohanty’s employment, his base salary was set at $550,000.

Incentive Compensation

Annual Incentive. Our NEOs, other than Mr. Mohanty, were eligible to receive an annual incentive bonus determined as a percentage of base salary based upon the achievement of pre-established corporate performance goals, which for 2021 included revenue and volume goals, weighted 40%, goals related to our research and development stage assets, weighted 35%, operational goals, weighted 10%, information technology goals, weighted 10%, and partnership goals, weighted 5%, and evaluation of individual performance. For 2021, the target award opportunity for each of Drs. Stylli and Cooper and Messrs. d’Esparbes, Neumann and Shihabi was 50% of base salary and the target award opportunity for Mr. Hashemi was 30% of base salary. In June 2021, the

Company announced a strategic transformation that involved the closure of its laboratory operations in Ann Arbor, Michigan, the divestiture of its affiliate lab business Avero Diagnostics, and other cost realignment measures. The strategic transformation made many of the Company’s 2021 corporate goals irrelevant and/or unattainable, and caused the Company and its employees, including the NEOs, to focus a significant amount of attention to the strategic transformation in addition to the corporate goals that remained relevant. Performance was measured at fiscal year-end and the Compensation Committee determined that although the corporate goals were achieved at approximately 30%, individual performance for certain individuals was strong, and compensation should reflect additional efforts and contributions to the strategic transformation. The Compensation Committee considered each NEO’s individual performance, including but not limited to Mr. d’Esparbes’s and Mr. Neumann’s additional efforts and contributions related to the strategic transformation and Mr. d’Esparbes’s service as interim CEO, and as a result decided to award bonuses as reported in the 2021 Summary Compensation Table. Dr. Stylli’s and Mr. Shihabi’s employment terminated effective September 1, 2021 and August 6, 2021, respectively, and thus neither NEO received an annual incentive bonus for 2021. Mr. Mohanty commenced employment effective November 8, 2021 and his target award opportunity was set at 75% of base salary, provided that he will first be eligible to receive a bonus payment during the first quarter of fiscal year 2023, and any such bonus will include a prorated payment for time worked during 2021.

Equity Incentive. We maintain our 2018 Plan pursuant to which we currently grant stock option and restricted stock unit awards to eligible participants. We also maintain our 2021 Inducement Plan, pursuant to which we granted equity awards to Mr. Mohanty as a material inducement to his entry into employment with us. In 2021, in light of the fact that many of our existing stock options had an exercise price that exceeded the current market value of our common stock, the Compensation Committee (or in the case of Dr. Stylli, the independent members of the Board) approved awarding stock options under the 2018 Plan to certain executives, including the NEOs (other than Mr. Mohanty), both for retention purposes and to increase their equity-based incentives to align their interests with those of the Company’s stockholders. These stock options have a grant date of March 15, 2021 and vested on March 15, 2022, subject to continued service through such date. The grant date fair values of the stock options were $522,293, $190,996, $250,537, $13,629, $278,234 and $183,117 for each of Dr. Stylli, Mr. d’Esparbes, Mr. Neumann, Mr. Hashemi, Dr. Cooper and Mr. Shihabi, respectively. In addition, each NEO (other than Mr. Mohanty) received annual equity awards under the 2018 Plan on April 15, 2021. The grant date fair values of the awards were $1,783,859, $650,217, $677,866, $89,193, $624,352 and $713,545 for each of Dr. Stylli, Mr. d’Esparbes, Mr. Neumann, Mr. Hashemi, Dr. Cooper and Mr. Shihabi, respectively, and were granted half in the form of stock options and half in the form of restricted stock units, each subject to our standard four-year vesting schedule. In connection with Drs. Stylli’s and Cooper’s and Messrs. Shihabi’s and Hashemi’s termination of service, they forfeited all unvested stock options and unvested restricted stock units, including the unvested portions of the equity awards granted in 2021. In connection with Mr. Mohanty’s appointment as CEO, the Company granted him a stock option with a grant date fair value of approximately $5 million. The shares underlying the option vest and become exercisable as follows: one quarter of the underlying shares on the first anniversary of November 8, 2021 and then in equal monthly installments thereafter over the following 36 months, subject to Mr. Mohanty’s continued service to the Company. He was also granted a restricted stock unit award with a grant date fair value of approximately $5 million. The restricted stock units vest as follows: one quarter of the underlying shares on November 15, 2022 and then in equal semi-annual installments thereafter over the following three years, subject to Mr. Mohanty’s continued service to the Company. The equity awards were made under the Company’s 2021 Inducement Plan.

Post-Employment Compensation and Change in Control Payments and Benefits

In December 2019, our Board adopted the Biora Therapeutics, Inc. Severance Plan (the “Severance Plan”), pursuant to which certain senior employees, including our NEOs, may become eligible to receive compensation and benefits upon certain qualifying terminations of employment. In the event that an NEO is terminated by the company without cause or voluntarily terminates employment with good reason (with “cause” and “good reason” each as defined in the Severance Plan), in either case more than three months prior to or 13 months or more following a change in control (as defined in the Severance Plan), subject to execution of a general release of claims in favor of the company and compliance with various standard restrictive covenants (such as protection of confidential information and non-disparagement commitments), the NEO is entitled to receive: (i) continued payment of base salary (for a period of 12 months, in the case of our CEO and Mr. d’Esparbes, and for a period of nine months, in the case of the other NEOs); and (ii) payment of the before-tax cost of the NEO’s premiums to continue coverage, or the Continued Coverage, for the NEO and the NEO’s eligible dependents, if any, under the company’s health, vision and/or dental benefit plans to the extent such NEO (and eligible dependents, if applicable) were enrolled prior to such termination (for a period of 12 months, in the case of our CEO and Mr. d’Esparbes, and for a period of nine months, in the case of the other NEOs) ((i) and (ii) collectively the “Non-Change in Control Benefits”). In the event that an NEO is terminated by the company without cause or voluntarily terminates employment with good reason, in either case within the period that is three months prior to or 13 months following a change in control, subject to execution of a general release of claims in favor of the company, the NEO is entitled to receive: (i) a lump sum payment within 30 days of the change in control equal to 24 months of base salary for the CEO and Mr. d’Esparbes, and 18 months of base salary for the other NEOs; (ii) a lump sum payment within 30 days of the change in control equal to the NEO’s average cash incentive bonus earned for the two most recently completed fiscal years multiplied by 2, in the case of the CEO and Mr. d’Esparbes, and by 1.5, in the case of the other NEOs; (iii) the Continued Coverage for a period of 24 months (or such shorter period as required by law), in the case of the CEO and Mr. d’Esparbes, and 18 months, in the case of the other NEOs; and (iv) all unvested time-based equity awards will accelerate in full and all unvested performance-based equity awards that are outstanding as of the termination date will vest, if at all, based on actual performance for the portion of the performance period ending shortly prior to the occurrence of the change in control as if such partial performance period were the entire performance period.

Dr. Stylli resigned as CEO and Chairman of the Board on September 1, 2021 and Mr. Shihabi terminated employment effective August 6, 2021, and in connection therewith, in each case, the Company and the NEO entered into a Separation Agreement and General Release (the “Separation Agreement”) pursuant to which they became entitled to receive the applicable Non-Change in Control Benefits. In addition, the Separation Agreement for Dr. Stylli provides that Dr. Stylli’s outstanding vested stock options will continue to be exercisable for a period of two years following his separation date. Pursuant to the Separation Agreement and in accordance with the terms of the Severance Plan, each NEO provided a general waiver and release of claims against the Company and is subject to certain restrictive covenants, including confidentiality and non-disparagement.

Following Dr. Stylli’s resignation, Mr. d’Esparbes served as interim CEO. In connection with his service as interim CEO, the Company agreed that if he is terminated prior to November 8, 2022, he will receive a 25% acceleration of his outstanding equity awards and his outstanding vested equity will continue to be exercisable for two years following such termination.

401(k) Plan

We offer our eligible full-time employees, including our NEOs, the opportunity to participate in our tax-qualified 401(k) plan. Employees can contribute 1% to 85% of their eligible earnings up to the Internal Revenue Service’s annual limits, which is generally $20,500 for 2022. We provide a match of 60% of the first 10% contributed. The matches we provided to our NEOs in 2021 are reflected in the “All Other Compensation” column of the 2021 Summary Compensation Table above. The matching funds that we provide are 100% vested after the completion of one year of service.

Other Benefits

We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans. We maintain an Employee Stock Purchase Plan in order to enable eligible employees, including our eligible NEOs, to purchase shares of our common stock at a discount.

Clawback Policy

In March of 2021, we adopted a clawback policy applicable to all current and former Section 16 officers, including our NEOs, that will apply if there is an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws that is caused directly or indirectly by the misconduct of a Section 16 officer. The Company is authorized to recover a portion of any annual cash incentive bonuses, other short-term and long-term cash incentive awards and equity incentive awards paid to current or former executive officers in excess of what would have been paid, settled or issued based upon the restated audited financial statements.

CERTAIN INFORMATION ABOUT OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table presents information regarding beneficial ownership of our common stock as of February 1, 2022 by:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table. To our knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

The percentage ownership information shown in the column titled “Percentage of Shares Beneficially Owned” in the table below is based on 182,351,171 shares of our common stock outstanding as of the date of this table. Unless otherwise indicated, the address of each individual listed in this table is the Company’s address set forth on the first page of this Proxy Statement.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Holders
Entities affiliated with Athyrium Capital Management, LP(1)	67,127,145	30.56%
Named Executive Officers and Directors
Adi Mohanty	—	—
Harry Stylli, Ph.D.(2)	14,678,613	8.04%
Jeffrey D. Alter(3)	59,332	*
Jeffrey A. Ferrell(1)	67,127,145	30.56%
Jill Howe	—	—
Brian L. Kotzin, M.D.(4)	32,674	*
Lynne Powell(5)	39,332	*
Surbhi Sarna	—	—
Matthew Cooper, Ph.D.(6)	285,747	*
Eric d’Esparbes(7)	293,763	*
Hutan Hashemi(8)	27,929	*
Clarke Neumann(9)	282,093	*
Sami Shihabi(10)	9,947	*
All current directors and executive officers as a group (9 persons)(11)	67,834,339	30.81%

*	Represents beneficial ownership of less than one percent.
(1)

Based on a Schedule 13D/A filed on November 26, 2021 and includes shares of common stock beneficially owned by certain affiliates of Athyrium Capital Management, LP. Consists of (a) 5,137,560 shares of common stock owned by Athyrium Opportunities III Co-Invest 1 LP, (b) 400,160 shares of common stock issuable upon exercise of a warrant held by Athyrium Opportunities III Co-Invest 1 LP, (c) 21,823,737 shares of common stock issuable upon conversion of a convertible note held by Athyrium Opportunities III Co-Invest 1 LP, (d) 306,308 shares of common stock owned by Athyrium Opportunities III Acquisition LP, (e) 6,950,235 shares of common stock issuable upon conversion of a convertible note held by Athyrium Opportunities III Acquisition LP, (f) 19,828,646 shares of common stock owned by Athyrium Opportunities III Acquisition 2 LP, (g) 8,097,166 shares of common stock issuable upon exercise of a warrant held by Athyrium Opportunities III Acquisition 2 LP and (h) 4,583,333 shares of common stock owned by Athyrium Opportunities 2020 LP. Voting and investment power with respect to the shares of the Company’s common stock held by Athyrium Opportunities III Co-Invest 1 LP, Athyrium Opportunities III Acquisition LP, Athyrium Opportunities III Acquisition 2 LP and Athyrium Opportunities 2020 LP (collectively, the “Athyrium Entities”) may be deemed to be shared by certain affiliated entities. Athyrium Opportunities Associates Co-Invest LLC is the general partner of Athyrium Opportunities III Co-Invest 1 LP and Athyrium Opportunities Associates III GP LLC is the general partner of Athyrium Opportunities Associates III LP, which is the general partner of each of Athyrium Opportunities 2020 LP and Athyrium Opportunities III Acquisition 2 LP. Jeffrey A. Ferrell, a member of the Company’s Board, is President of each of Athyrium Opportunities Associates Co-Invest LLC and Athyrium Opportunities Associates III GP LLC, and in his capacity as such, may be deemed to exercise shared voting and investment power over the shares owned by the Athyrium Entities. Jeffrey A. Ferrell and each of the foregoing entities disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. The business address of each of the Athyrium Entities is c/o Athyrium Capital Management, LP, 505 Fifth Avenue, Floor 18, New York, New York 10017.
(2)

Dr. Stylli left the Company effective September 1, 2021. Information on the number of shares beneficially owned by him is to the best of the Company’s knowledge based on selected information provided to the Company as of February 1, 2022. Consists of (a) 14,439,119 shares of common stock and (b) 239,494 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(3)

Consists of (a) 34,339 shares of common stock, (b) 1,332 shares of common stock underlying restricted stock units that will vest within 60 days after the date of this table and (c) 23,661 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(4)

Consists of (a) 13,008 shares of common stock, (b) 1,331 shares of common stock underlying restricted stock units that will vest within 60 days after the date of this table and (c) 18,335 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(5)

Consists of (a) 14,339 shares of common stock, (b) 1,332 shares of common stock underlying restricted stock units that will vest within 60 days after the date of this table and (c) 23,661 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(6)

Dr. Cooper left the Company effective April 8, 2022. Information on the number of shares beneficially owned by him is to the best of the Company’s knowledge based on selected information provided to the Company as of February 1, 2022. Consists of (a) 27,763 shares of common stock, (b) 1,619 shares of common stock underlying restricted stock units that will vest within 60 days after the date of this table and (c) 256,365 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(7)

Consists of (a) 56,727 shares of common stock, (b) 17,697 shares of common stock underlying restricted stock units that will vest within 60 days after the date of this table and (c) 219,339 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(8)

Mr. Hashemi left the Company effective February 28, 2022. Information on the number of shares beneficially owned by him is to the best of the Company’s knowledge based on selected information provided to the Company as of February 1, 2022. Consists of (a) 9,572 shares of common stock, (b) 455 shares of common stock underlying restricted stock units that will vest within 60 days after the date of this table and (c) 17,902 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(9)

Consists of (a) 15,076 shares of common stock, (b) 4,186 shares of common stock underlying restricted stock units that will vest within 60 days after the date of this table and (c) 262,831 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(10)

Mr. Shihabi left the Company effective August 6, 2021. Information on the number of shares beneficially owned by him is to the best of the Company’s knowledge based on selected information provided to the Company as of February 1, 2022. Consists of 9,947 shares of common stock.

(11)	Consists of those shares described in footnotes (1), (3), (4), (5), (7) and (9) above.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. To our knowledge, based solely on our review of Forms 3, 4 and 5 filed with the SEC or written representations that no Form 5 was required, during the year ended December 31, 2021, we believe that our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities timely filed all reports required under Section 16(a) of the Exchange Act, except that, due to administrative error, one Form 4 to report an equity grant was filed late with respect to Adi Mohanty.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2021. As of such date, we had outstanding awards under six equity compensation plans: our 2011 Incentive Stock Plan, our Second Amended and Restated 2012 Stock Plan, our 2015 Consultant Stock Plan, our Fourth Amended and Restated 2018 Equity Incentive Plan, our 2020 Employee Stock Purchase Plan and our 2021 Inducement Plan.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	9,020,734	(2)	$4.81	11,399,650	(3)
Equity compensation plans not approved by security holders	3,499,327	(4)	$3.54	3,000,673	(5)
Total	12,520,061		$4.74	14,400,323

(1)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock unit awards, which have no exercise price.
(2)

Consists of stock options to purchase 6,554,053 shares of our common stock and 2,466,681 restricted stock units granted under our 2018 Equity Incentive Plan, as amended and restated, our 2011 Incentive Stock Plan, our Second Amended and Restated 2012 Stock Plan and our 2015 Consultant Stock Plan.

(3)

Represents 10,648,673 shares of our common stock reserved for future grants under our 2018 Equity Incentive Plan, as amended and restated, and 750,977 shares reserved for issuance under our 2020 Employee Stock Purchase Plan, including 448,930 shares subject to purchase during the purchase periods in effect as of December 31, 2021. Excludes 10,446,610 and 600,000 shares that were added to our 2018 Equity Incentive Plan, as amended and restated, and our 2020 Employee Stock Purchase Plan, respectively, on January 1, 2022 pursuant to the evergreen provisions thereunder that provide for automatic annual increases on January 1 of each year until January 1, 2030 equal to 4% and 1%, respectively, of our outstanding shares as of the preceding December 31 (or such lesser amounts as approved by the Board).
(4)	Consists of stock options to purchase 2,086,898 shares of our common stock and 1,412,429 restricted stock units granted under our 2021 Inducement Plan.
(5)	Represents shares of our common stock reserved for future grants under our 2021 Inducement Plan.

Material Features of the 2021 Inducement Plan

On November 3, 2021, the Board approved and adopted the Company’s 2021 Inducement Plan (the “Inducement Plan”) for the grant of awards to individuals not previously an employee or non-employee director of the Company (or following a bona fide period of non-employment with the Company), as an inducement material to the individual’s entry into employment with the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules (“Rule 5635(c)(4)”). The Inducement Plan was approved by the independent directors of the Board without stockholder approval pursuant to Rule 5635(c)(4). The Inducement Plan was established with the purpose of helping the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any affiliate and provide a means by which the eligible recipients may benefit from increases in the value of our common stock. Subject to adjustment for certain changes in our capitalization, the maximum aggregate number of shares that may be issued under the Inducement Plan is 6,500,000. The Inducement Plan permits the grant of non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock awards and other awards based in whole or part by reference to shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2020, or any currently proposed transaction, to which we were or are a party in which:

•	the amount involved exceeds $120,000; and

•

any of our directors or executive officers, any holder of more than 5% of any class of our voting capital stock or any member of his or her immediate family had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive Compensation” or that were approved by our Compensation Committee.

Beneficial ownership of securities is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to such securities.

Related Party Transactions

Credit and Security Agreements, Series B Preferred Stock, and Convertible Notes

In October 2017, we entered into the Credit Agreement with Athyrium Opportunities III Co-Invest 1 LP, as collateral agent and a lender, which is a fund managed by Athyrium. Athyrium beneficially owns more than 5% of a class of our voting securities and has designated a director on our Board. The Credit Agreement was terminated on December 7, 2020 in connection with the issuance of the Athyrium Notes (as defined below).

The Credit Agreement provided for a term loan of $75.0 million, which accrued interest at a rate of 9.5% and was scheduled to terminate on October 27, 2022. The term loan contained customary covenants, including a requirement that we maintain a minimum unrestricted cash balance at all times of at least $5.0 million. The term loan was secured by all of our tangible and intangible property and assets, with the exception of our intellectual property. As of December 31, 2020, no principal remained outstanding under the term loan. Through December 31, 2020, we paid $21.2 million in interest on the term loan.

On March 31, 2020, we entered into the Credit Agreement Amendment with the collateral agent and lender party thereto, providing for the payment of interest due and payable as of March 31, 2020 in shares of our Series B Preferred Stock, and further providing for the payment of interest due and payable as of June 30, 2020 in shares of our Series B Preferred Stock in the event our initial public offering had not been consummated by such date. Pursuant to the Credit Agreement Amendment, we concurrently entered into a Series B Preferred Stock Subscription Agreement, or the Subscription Agreement, with the lender, which provided for the issuance of 967,130 shares of Series B Preferred Stock at a subscription price of $2.25 per share, as payment for interest due and payable as of March 31, 2020 and all applicable fees as set forth in the Credit Agreement Amendment. The Subscription Agreement further provided for a potential additional issuance of shares of Series B Preferred Stock as payment for the interest due and payable under the Credit Agreement as of June 30, 2020, in the event that our initial public offering had not been consummated by such date, with the amount of shares to be determined at such time.

On May 6, 2020, in connection with the issuance and sale of the Convertible Note described below, we entered into the Second Credit Agreement Amendment allowing for the creation or incurrence of certain indebtedness and the making of payments, in each case, in respect of the Convertible Note, among other matters.

On February 28, 2020, we completed an additional equity financing pursuant to a stock purchase agreement executed on November 12, 2019 with Athyrium Opportunities III Acquisition 2 LP and Dr. Stylli, our former Chairman and Chief Executive Officer, for an aggregate purchase price of $11.4 million. We issued an aggregate of 5,066,666 shares of Series B Preferred Stock at a purchase price of $2.25 per share.

On April 3, 2020, we entered into a stock purchase agreement pursuant to which we issued and sold 4,444,444 shares of our Series B Preferred Stock to Athyrium Opportunities III Acquisition 2 LP, at a purchase price of $2.25 per share for an aggregate purchase price of $10.0 million.

On May 8, 2020, we entered into a note purchase agreement with Athyrium Opportunities 2020 LP, a fund managed by Athyrium, pursuant to which we issued and sold an unsecured convertible promissory note, or the Convertible Note, with an annual interest rate of 8.0% and in an aggregate principal amount of $15.0 million. The Convertible Note had a maturity date of May 8, 2022 and, in connection with our initial public offering, was converted at the option of the holder into 1,250,000 shares of our common stock. In connection with the issuance and sale of the Convertible Note, we entered into the Second Amendment to Series B Preferred Stock Warrant, dated May 8, 2020, providing for the removal of certain restrictive exercise provisions in the Series B Preferred Stock Purchase Warrant.

On June 23, 2020, we completed our initial public offering, or IPO, of our common stock. In our initial public offering, we issued and sold 6,666,667 shares of our common stock, at a price to the public of $15.00 per share, of which 3,366,666 shares were purchased by our affiliates, which included 3,333,333 shares purchased by Athyrium and 33,333 shares purchased by Dr. Stylli. In connection with the IPO, on June 23, 2020, all outstanding Series A and B preferred stock and the outstanding convertible promissory note converted into shares of common stock and the outstanding warrant to purchase shares of convertible preferred stock became exercisable for 400,160 shares of our common stock.

On December 7, 2020, we completed a public offering of our common stock and a concurrent offering of convertible notes, or the December 2020 Offerings. In the public offering, we issued and sold 7,645,259 shares of our common stock, at a price to the public of $3.27 per share, of which 4,281,345 shares were purchased by our affiliates, namely 4,128,440 shares purchased by Athyrium and 152,905 shares purchased by Dr. Stylli. The underwriting discount applied with respect to the shares purchased by Athyrium was $0.07267 per share of common stock, as compared to $0.1962 per share of common stock for shares purchased by other investors in the offering.

In the concurrent offering, we issued approximately $168.5 million in aggregate principal amount of our 7.25% Convertible Senior Notes due 2025. Certain entities affiliated with Athyrium acquired $103.5 million in aggregate principal amount of the convertible notes, which we refer to as the Athyrium Notes, of which $25.0 million in aggregate principal amount of the convertible notes was acquired for cash and an additional $78.5 million in aggregate principal amount of the convertible notes was acquired in exchange for the discharge of amounts outstanding under the Credit Agreement. The Athyrium Notes form part of the same series of notes as the other convertible notes issued in the offering. However, the Athyrium Notes were initially issued in certificated form, and are subject to different transfer restrictions than, and will not initially be fungible with, the other convertible notes issued in this offering.

On June 1, 2021, we issued 1,268,116 shares of common stock to certain entities affiliated with Athyrium in exchange for such entities’ agreement to waive the aggregate cash payment of approximately $3.6 million representing all interest due on the Athyrium Notes for the payment date occurring on June 1, 2021.

On June 9, 2021, we entered into a securities purchase agreement with Athyrium Opportunities III Acquisition 2 LP, a fund managed by Athyrium, pursuant to which we issued and sold 8,097,166 units representing (i) 8,097,166 shares of common stock and (ii) warrants to purchase up to 8,097,166 shares of common stock. The purchase price for each unit was $2.47, for an aggregate purchase price of approximately $20 million. The warrants are immediately exercisable at an exercise price of $2.84 per share, subject to adjustments as provided under the terms of the warrants, and expire on the June 14, 2026. The securities purchase agreement provided that the Company would register the resale of the shares of common stock and the shares of common stock issuable upon exercise of the warrants.

Fourth Amended and Restated Investors’ Rights Agreement

We are party to a fourth amended and restated investors’ rights agreement, effective as of August 27, 2019, as amended, which provides certain holders of our capital stock, including Dr. Stylli and funds managed by Athyrium, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. The registration of shares of the Company’s common stock pursuant to the exercise of registration rights described below would enable holders to sell these shares without restriction under the Securities Act when the registration statement is declared effective. We will pay all expenses related to any demand, piggyback, or Form S-3 registration described below, with the exception of underwriting discounts and commissions. The registration rights described below will expire (i) five years after the completion of the Company’s initial public offering, (ii) with respect to any particular holder, at the time that such holder can sell all its registrable securities under Rule 144 or another similar exemption under the Securities Act without limitation during a three-month period without registration or (iii) upon termination of the fourth amended and restated investors’ rights agreement.

Demand Registration Rights

At any time beginning on January 14, 2021, the holders of 50% or more of the registrable securities then outstanding may make a written request that we register all or a portion of their shares, subject to certain specified exceptions. Such request for registration must cover securities with an aggregate offering price, net of underwriting discounts and commissions, of at least $20,000,000. We will prepare and file a registration statement as requested, unless, in the good faith judgment of the Company’s Board, such registration would be seriously detrimental to the company and its stockholders and filing should be deferred. We may defer only once in any 12-month period, and such deferral shall not exceed 120 days after receipt of the request. In addition, we are not obligated to effect more than two of these registrations within any twelve 12-month period or if the holders’ proposed registered securities may be immediately registered on Form S-3.

Piggyback Registration Rights

Subject to certain specified exceptions, if we propose to register any of the Company’s securities under the Securities Act either for the Company’s own account or for the account of other stockholders, the holders of shares having registration rights are entitled to written notice and certain “piggyback” registration rights allowing them to include their shares in the Company’s registration statement. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, in their sole discretion, to limit the number of shares included in any such offering under certain circumstances, but not below 15% of the total amount of securities included in such offering, unless all other securities, other than the Company’s securities, are entirely excluded from the offering.

Form S-3 Registration Rights

At any time after we are qualified to file a registration statement on Form S-3, and subject to limitations and conditions, the holders of 50% or more of the registrable securities then outstanding are entitled to written notice of such registration and may make a written request that we prepare and file a registration statement on Form S-3 under the Securities Act covering their shares, so long as the aggregate price to the public, net of the underwriters’ discounts and commissions, is at least $10,000,000. We will prepare and file the Form S-3 registration as requested, unless, in the good faith judgment of the Company’s board of directors, such registration would be seriously detrimental to the company and its stockholders and filing should be deferred. We may defer only once in any 12-month period, and such deferral shall not exceed 120 days after receipt of the request. In addition, we are not obligated to prepare or file any of these registration statements (i) within 180 days after the effective date of a registration statement pursuant to demand or piggyback registration rights or (ii) if two of these registrations have been completed within any 12-month period.

Registration Rights for Shares of Common Stock Issuable Upon Conversion of Notes

In connection with the issuance of the Athyrium Notes, we entered into an amendment to the registration rights agreement with certain entities affiliated with Athyrium pursuant to which certain entities affiliated with Athyrium acquired rights to cause us to register the resale of shares of common stock issuable upon conversion of the Athyrium Notes.

Guarantee by Dr. Stylli

On May 21, 2020, in connection with settlement discussions related to the federal investigations described in the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2021 under “Part I, Item 3, Legal Proceedings—Federal Investigations,” the government required a guarantee of a portion of our obligations to the government by one or more of our significant stockholders, and Dr. Stylli, our former Chairman and Chief Executive Officer, reached an agreement with the government to personally guarantee payment of our obligations to the government up to an amount of $5.0 million.

Transactions with Anthem

One of our Board members, Jeffrey D. Alter, previously served as Executive Vice President, IngenioRX and Anthem Health Solutions, at Anthem, Inc., from September 2020 to October 2021. In connection with our discontinued genetic testing business, we historically submitted claims for reimbursement and receive associated payments from commercial third-party payors, one of whom is Anthem, Inc. During the years ended December 31, 2020 and 2021, aggregate payments received from Anthem, Inc. were $5.6 million and $2.6 million, respectively.

Potential Divestiture of R&D Assets

As previously disclosed, we deprioritized our single-molecule detection platform and discontinued further investment in its development. We have been exploring the potential divestiture and/or out-license of certain non-core assets, including assets and intellectual property related to the single-molecule detection platform. We are in the process of negotiating a divestiture of assets related to this platform to an entity affiliated with Dr. Cooper and we are exploring retaining a continuing minority interest in this entity. It is possible that we will be unable to successfully complete the divestiture, and we may never recover any of the costs of our investment in this program.

Related Party Transaction Policy

We have adopted a written related party transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person (as defined above) are, were or will be participants in which the amount involved exceeds $100,000. Transactions involving compensation for services provided to us as an employee or director, among other limited exceptions, are deemed to have standing pre-approval by the Audit Committee but may be specifically reviewed if appropriate in light of the facts and circumstances.

Under the policy, if a transaction has been identified as a related party transaction, including any transaction that was not a related party transaction when originally consummated or any transaction that was not initially identified as a related party transaction prior to consummation, our management must present information regarding the related party transaction to our Audit Committee for review, consideration and approval or ratification. The presentation must include a description of, among other matters, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related party transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related party transactions, our Audit Committee will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify, or reject a related party transaction, our Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee determines in the good faith exercise of its discretion.

Certain related party transactions described above were consummated prior to our adoption of the formal, written policy described above, and, accordingly, the foregoing policies and procedures were not followed with respect to these transactions. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arms-length transactions at such time.

OTHER MATTERS

Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 of the Exchange Act, stockholders who wish to submit proposals for inclusion in the proxy statement for the 2023 Annual Meeting of Stockholders must send such proposals to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. Such proposals must be received by us as of the close of business (6:00 p.m. Pacific Time) on December 29, 2022 and must comply with Rule 14a-8 of the Exchange Act. Such proposals may or may not be included in the proxy statement.

As set forth in our bylaws, if a stockholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2023 Annual Meeting of Stockholders, the stockholder’s notice must be received by our Corporate Secretary at the address set forth on the first page of this Proxy Statement no earlier than the 120th day and no later than the 90th day before the anniversary of the last annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered no later than the 10th day after the first public announcement of the date of such annual meeting is made by the Company. Therefore, unless the 2023 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by our Corporate Secretary no earlier than February 15, 2023 and no later than the close of business (6:00 p.m. Pacific Time) on March 17, 2023. Any such director nomination or stockholder proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our bylaws. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions for the 2023 Annual Meeting must provide the notice required under Rule 14a-19 of the Exchange Act to our Corporate Secretary in writing not later than the close of business (6:00 p.m. Pacific Time) on April 17, 2023.

Delivery of Documents to Stockholders Sharing an Address

A number of brokerage firms have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement, the Notice and our Annual Report on Form 10-K for the year ended December 31, 2021, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call (855) 293-2639, and we will promptly deliver the proxy materials to you. Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.

Availability of Additional Information

We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, including exhibits, on the written or oral request of any stockholder of the Company. Please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement or call the number above.

BIORA THERAPEUTICS, INC. 4330 LA JOLLA VILLAGE DRIVE SUITE 300 SAN DIEGO, CA 92122 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. ET on June 14, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BIORA2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. ET on June 14, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D82802-P68917 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. BIORA THERAPEUTICS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following nominees: Election of Directors: To be elected for terms expiring in 2023 Nominees: 01) Adi Mohanty 05) Brian L. Kotzin, M.D. 02) Jeffrey D. Alter 06) Lynne Powell 03) Jeffrey A. Ferrell 07) Surbhi Sarna 04) Jill Howe The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com D82803-P68917 BIORA THERAPEUTICS, INC. Annual Meeting of Stockholders June 15, 2022 11:00 AM Pacific Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Adi Mohanty, Eric d’Esparbes and Clarke Neumann, or any of them, as proxies and attorneys-in-fact, each with the power to act without the other and with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of common stock of Biora Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Pacific Time on June 15, 2022, live via the Internet, at www.virtualshareholdermeeting.com/BIORA2022 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. In the event that any of the nominees named on the reverse side of this form are unavailable for election or unable to serve, the shares represented by the proxy may be voted for a substitute nominee selected by the Board of Directors. Continued and to be signed on reverse side